Confidential treatment has been requested with respect to certain portions of this exhibit.
Omitted portions have been filed separately with the Securities and Exchange Commission.
Exhibit 10.5
PASSENGER
PRORATE AGREEMENT
AGREEMENT, effective the 1st day of October, 2006 by and between UNITED AIR LINES, INC., a Delaware corporation with offices at 1200 E. Algonquin Road, Elk Grove Township, Illinois (“United”), and Gulfstream International Airlines, with offices at 1815 Griffin Road Suite 400, Dania Beach, Florida 33004 (“Gulfstream”).
1.	Introduction: United and Gulfstream each provide air transportation services to the public. When passengers traveling on a single itinerary are carried part way by United and part way by Gulfstream, and both United and Gulfstream participate in the fare paid (hereafter “Interline Travel”), United and Gulfstream will prorate the transportation charge for such Interline Travel in accordance with applicable published tariffs and procedures and the terms and conditions of this Agreement.
2.	Interline Coupons: This Agreement governs only those passenger flight coupons that are both:
(i)	issued on the ticket stock of the validating carrier being either United or Gulfstream, and

(ii)	regular “good for passage” flight coupons billed pursuant to the terms and conditions of the Revenue Accounting Manual.
Such flight coupons are hereafter referred to as “Interline Coupons.” The fare shown on each Interline Coupon is hereafter referred to as “Interline Revenue.”
3.	Proration of Interline Revenue: United and Gulfstream will prorate the Interline Revenue from those routes or segments specified in Attachment A & B. Revenue from Interline Travel involving other air carriers, routes, or segments not specified on Attachment A & B, will be prorated in accordance with the provisions of the prorate agreement applicable thereto, if any, or else with the provisions of the Multilateral Prorate Agreement (“MPA”) and deducted from the fare collected with the residual prorated in accordance with Attachment A & B. Tickets issued by either party for travel on another air carrier over a segment specified in Attachment A & B, and subsequently lifted by the other party hereto, will be prorated in accordance with this Agreement. All fares are those prevailing on date of ticket issuance. Applicable Discounts: children, infant and seaman’s unless stated otherwise in the Attachment(s) to this agreement.
4.	Settlement: Interline Coupons will be collected by United and Gulfstream and presented for payment through the ACH Clearing House. Accounting settlement and payment of Interline Revenue will be in accordance with the applicable procedures of the ACH Clearing House, including adjustments for applicable interline service charges and UATP contractor discount.
5.	Term: This Agreement applies to Interline Coupons issued on or after October 1, 2006, and on or before September 30, 2007. This Agreement may be terminated by either party at any time for convenience upon 30 days prior written notice to the other party. Unless otherwise specified in Attachment A & B, this Agreement governs Interline Coupons issued prior to expiration or earlier termination thereof.
6.	Force Majeure/Delay: Neither party will be responsible for delays in performance caused by acts of God or governmental authority, civil disorder or unrest, strikes or labor disputes, or any other cause beyond the reasonable control of that party.
7.	Indemnification: Each party (the “Indemnitor”) will indemnify the other party, its officers, employees, and agents (collectively “Indernnitee(s)”) against and hold each Indemnitee harmless from all claims, suits, judgments, losses, damages, or costs (including reasonable attorneys’ fees and expenses) incurred by any Indemnitee as a result of claims by third parties regarding: (a) injury to or death of any person or damage to or destruction of any property resulting from the negligence of the Indemnitor or its officers, employees, or agents in performing under this Agreement, except to the extent caused by the negligence of any Indemnitee; or (b) the violation by the Indemnitor of any local, state, or federal law, order, regulation, or rule applicable to this Agreement or to the parties’ performance hereunder.
8.  Termination:
A.	If either party (the “Defaulting Party”) fails to perform any of its duties or obligations under this Agreement, and that failure continues for ten days after written notice of such default from the other party, then this Agreement will terminate as of the expiration date of such notice period, without prejudice to any other rights or remedies the other party may have.

B.	If either party (the “Defaulting Party”) becomes insolvent; if the other party (the “Insecure Party”) has evidence that the Defaulting Party is not paying its bills when due without just cause; if a receiver of the Defaulting Party’s assets is appointed; if the Defaulting Party takes any step leading to its cessation as a going concern; or if the Defaulting Party either ceases or suspends operations for reasons other than a strike, then the Insecure Party may immediately terminate this Agreement on written notice to the Defaulting Party unless the Defaulting Party immediately gives adequate assurance, satisfactory to the Insecure Party, of the future performance of this Agreement. If bankruptcy proceedings are commenced with respect to the Defaulting Party and if this Agreement has not otherwise terminated, then the Insecure Party may suspend all further performance of this Agreement until the Defaulting Party assumes or rejects this Agreement pursuant to #365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the Insecure Party pending the Defaulting Party’s assumption or rejection will not be a breach of this Agreement and will not affect the Insecure Party’s right to pursue or enforce any of its rights under this Agreement or otherwise.

C.	If any material provision of this Agreement is declared invalid by operation of law, this Agreement will terminate ten days thereafter unless otherwise agreed in writing by the parties.

9.	Waiver: No waiver by either party of any default or breach by the other party of any provision of this Agreement will operate as or be deemed a waiver of any subsequent default or breach.
10.	Confidential Information: Except in any proceeding to enforce the provisions of this Agreement, neither Party will disclose to any third party the financial terms of this Agreement, the terms contained in Attachment A & B, or any other confidential information of the other party, including orders, forecasts, financial or marketing plans or data, or any data processing programs or procedures.
11.	Assignment: If either party is merged with or acquired by another entity, the other party may terminate this Agreement without further notice. This Agreement may not be assigned or transferred in whole or in part, and any such assignment will be void and of no effect.
12.	Relationship of The Parties: Nothing herein is intended or will be construed to establish any agency, partnership, or joint venture relationship between the parties.
13.	Notices: Notices under the terms of this Agreement will be in writing and sent by prepaid certified mail, return receipt requested, or by telegram or telex, to the following addresses:

to United:	United Air Lines, Inc.- WHQNC
P.O. Box 66100
Chicago, Illinois 60666
Sita: HDQNCUA
Attn: Manager of Interline Revenue
E-mail: Interline-Rev-Mgmt@united.com

to Gulfstream:	Gulfstream International Airlines — HDQQT3M
3201 Griffin Road, 4th Floor
Ft. Lauderdale, Florida 33212
Attn: President
Notices will be effective on the first business day following receipt thereof. Notices sent by certified mail will be deemed received on the date of delivery as indicated on the return receipt; notices, sent by telegram or telex will be deemed received on the date transmitted.
14.	Amendments: This Agreement may be changed, modified, or amended from time to time only by express written agreement of the parties executed by their authorized representatives.
15.	Entirety of Agreement: This Agreement supersedes all prior oral or written representations or communications between the parties and, together with its Attachment A & B, constitutes the entire understanding of the parties, regarding the subject matter of this Agreement.

16.	Miscellaneous Administration Provisions: Each Party will independently establish fares and rates for flights offered to the traveling Public under its airline designator code, in accordance with applicable law.
IN WITNESS WHEREOF, the parties have agreed to and executed this Agreement by their authorized representatives.

GULFSTREAM INTERNATIONAL AIRLINES		UNITED AIRLINES, INC.

By:	/s/ David F. Hackett	By:	/s/ Dennis Corrigan

Name:	David F. Hackett	Name:	Dennis Corrigan

Title:	President	Title:	Managing Director — International Revenue Management

Date:	October 6, 2006	Date:	October 5, 2006

Passenger Prorate Agreement
Gulfstream — United
Attachment A
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Attachment B
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